As filed with the Securities and Exchange Commission on August 19, 2014
Registration No. 333-174240

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

DEVELOPMENT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Florida (State or other jurisdiction ofincorporation or organization)	27-3746561 (I.R.S. EmployerIdentification Number)

9190 West Olympic Blvd., Suite 200

Beverly Hills, CA, 90212

 (Address of Principal Executive Offices)(Zip Code)

DLPM Stock Option Plan of 2014

(Full title of the plan)

Shahbod Rastegar Chief Executive Officer 9190 West Olympic Blvd., Suite 200 Beverly Hills, CA, 90212 (888) 415-7758	Copy to: Scott Olson, Esq. 274 Broadway Costa Mesa, CA 92627

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer, “accelerated filer,” “non-accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [ ]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [X]

(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE
Title of Securities tobe Registered	Amountto be Registered	ProposedMaximumOffering PricePer Share(1)	ProposedMaximumAggregateOfferingPrice	Amount ofRegistrationFee
Common Stock, par value $0.001 per share	5,000,000 shares (2)	$ 0.082	$ 410,000	$ 52.81
Total:	5,000,000 shares			$ 52.81

(1) Calculated pursuant to Rules 457(h)(1) and 457(c) based on the average of the high and low prices reported for the Registrant’s common stock on August 5, 2014, on the OTC Markets. Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457 under the Securities Act of 1933.

(2) Represents the maximum number of shares of Common Stock that may be offered pursuant to this registration statement pursuant to the DLPM Stock Option Plan of 2014. In the event of a stock split, stock dividend or similar transaction involving the Common Stock, in order to prevent dilution, the number of shares of Common Stock registered hereby shall be automatically increased to cover the additional shares of Common Stock in accordance with Rule 416 under the Securities Act of 1933.

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INTRODUCTION

This Registration Statement on Form S-8 is filed by Development Capital Group, Inc. (the “Registrant”) relating to an aggregate of 5,000,000 shares of the Registrant’s common stock, par value $0.001 per share, issuable to eligible employees, directors and consultants of the Registrant under the DLPM Stock Option Plan of 2014, as amended (“2014 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information required by Part I of Form S-8 will be sent or given to associates or others as specified in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated herein by reference:

 (a)

The Registrant’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014;

 (b)

The description of the Registrant’s Common Stock contained in the Registrant’s Registration Statement on Form S-1 dated May 16, 2011, including any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents; except that nothing in this registration statement shall be deemed to incorporate by reference herein any information included in (i) any document in response to Items 2.01 or 7.01 of a current report on Form 8-K or paragraphs (d)(1), (d)(2), (d)(3) or (e)(5) of Item 407 of Regulation S-K, (ii) any other information that is furnished to the Commission under applicable rules of the Commission rather than filed with the Commission, and (iii) exhibits furnished in connection with the information furnished.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

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Item 6.  Indemnification of Directors and Officers.

Section 607.0850 of the Florida Business Corporation Act (the “FBCA”) authorizes a Florida corporation to indemnify any person who was or is a party to any proceeding (other than an action by, or in the right of, the corporation), by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against liability incurred in connection with such proceeding, including any appeal thereof, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any proceeding by judgment, order, settlement, or conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation or, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

In the case of proceedings brought by or in the right of the corporation, Section 607.0850 of the FBCA authorizes a Florida corporation to indemnify any person, who was or is a party to any proceeding by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the proceeding to conclusion, actually and reasonably incurred in connection with the defense or settlement of such proceeding, including any appeal thereof. Such indemnification shall be authorized if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made thereunder in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 607.0850 of the FBCA provides that to the extent that a director, officer, employee, or agent of a corporation has been successful on the merits or otherwise in defense of any proceeding to which he or she is a party by reason of the fact that he or she is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, or in defense of any claim, issue, or matter therein, he or she shall be indemnified against expenses actually and reasonably incurred by him or her in connection with the proceeding.

Section 607.0831 of the FBCA authorizes a corporation to limit or eliminate its directors’ personal liability to the corporation or any other person for monetary damages for any statement, vote, decision, or failure to act, regarding corporate management or policy, by a director, unless:

   (a)    The director breached or failed to perform his or her duties as a director; and

   (b)    The director’s breach of, or failure to perform, those duties constitutes:

             (1)   A violation of the criminal law, unless the director had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful. A judgment or other final adjudication against a director in any criminal proceeding for a violation of the criminal law estops that director from contesting the fact that his or her breach, or failure to perform, constitutes a violation of the criminal law; but does not estop the director from establishing that he or she had reasonable cause to believe that his or her conduct was lawful or had no reasonable cause to believe that his or her conduct was unlawful;

             (2)   A transaction from which the director derived an improper personal benefit, either directly or indirectly;

             (3)   A circumstance under which the liability provisions of Section 607.0834 of the FBCA, relating to unlawful distributions, are applicable;

             (4)   In a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation, or willful misconduct; or

             (5)   In a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission, which was committed in bad faith or with malicious purpose, or in a manner-exhibiting wanton and willful disregard of human rights, safety, or property.

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Our Articles of Incorporation and By-laws require us to indemnify our directors, officers and key employees to the fullest extent permitted by Florida law, except that they do not require us to indemnify any person for claims arising before February 21, 2005 or for claims resulting from gross negligence, willful misconduct, breach of fiduciary duty or intentional tort arising after February 21, 2005 but before November 9, 2006. We are only required to indemnify our directors, officers or key employees (as such key employees are designated by the Chief Executive Officer and the Board of Directors) who serve in such capacity on or after February 21, 2005.

Our Articles of Incorporation and By-laws authorize us to make any other or further indemnification or advancement of expenses of any of our directors, officers or key employees under any by-law, agreement, vote of shareholders or disinterested directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office. However, indemnification or advancement of expenses shall not be made to or on behalf of any director, officer or key employee if a judgment or other final adjudication establishes that his or her actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

   (a)    A violation of the criminal law, unless the director, officer or key employee had reasonable cause to believe his or her conduct was lawful or had no reasonable cause to believe his or her conduct was unlawful;

   (b)    A transaction from which the director, officer or key employee derived an improper personal benefit;

   (c)    In the case of a director, a circumstance under which the liability provisions of Section 607.0834, relating to unlawful distributions, of the FBCA, are applicable; or

   (d)    Willful misconduct or a conscious disregard for the best interests of the Corporation in a proceeding by or in the right of the Corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

Our Articles of Incorporation and By-laws eliminate our directors’ and officers’ personal liability for claims for monetary damages, arising as of or after November 21, 2006, to us or to any other person resulting from a breach of fiduciary duty. If the FBCA is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by such law, as so amended.

We have also entered into indemnification agreements with certain directors and officers providing liability coverage consistent with Florida law, our Articles of Incorporation and our By-laws.

We maintain (i) director and officer liability insurance that provides for indemnification of our directors and officers and directors and officers of our wholly-owned subsidiaries, and (ii) company reimbursement insurance that provides for indemnification of us and our wholly-owned subsidiaries in those instances where we and/or our wholly-owned subsidiaries indemnified our directors and officers.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See “Index to Exhibits” on page 8.

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Item 9.  Undertakings.

   A.     The undersigned Registrant hereby undertakes:

             (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                                    (i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                                    (ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the forgoing, any increase or decease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

                                    (iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2)   That, for the purpose of  determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof and;

             (3)   To remove from registration by means of a post-effective amendment any of the securities which remain unsold at the end of the offering.

   B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   C.     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the provisions described in Item 15 thereof, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, Development Capital Group, Inc., a Florida corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pacific Palisades, State of California, on this 19th day of August 2014.

LOCAL.COM CORPORATION

By: /s/ Shahbod Rastegar

Shahbod Rastegar
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of August 19, 2014.

Signature	Title

/s/ Shahbod Rastegar	Director and Chief Executive Officer
Shahbod Rastegar	(Principal Executive Officer, and Principal Financial and Accounting Officer)

/s/ Johnathan Lindsay	Director
Johnathan Lindsay

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INDEX TO EXHIBITS

EXHIBIT NO.	Description

4.1	Articles of Incorporation (1)
4.2	Bylaws (2)
4.3	DLPM Stock Option Plan of 2014 (3)
4.4	Amendment No. 1 to DLPM Stock Option Plan of 2014 (4)
5.1+	Opinion of Scott D. Olson, Esq.
23.1+	Consent of Scott D. Olson, Esq. (included in Exhibit 5.1)
23.2+	Consent of LL Bradford LLP, Independent Registered Public Accounting Firm

+ Filed Herewith

(1)

Incorporated by reference from Exhibit 3.1 to Registrant’s Registration Statement on Form S-1 dated May 16, 2011 as filed with the Securities and Exchange Commission.

(2)

Incorporated by reference from Exhibit 3.2 to Registrant’s Registration Statement on Form S-1 dated May 16, 2011 as filed with the Securities and Exchange Commission.

(3)

Incorporated by reference to Exhibit 10 to Registrant’s Current Report on Form 8-K dated July 22, 2014 as filed with the Securities and Exchange Commission.

(4)

Incorporated by reference to Exhibit 10.1 to Registrant’s Quarterly Report on Form 10-Q dated August 18, 2014 as filed with the Securities and Exchange Commission.

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